Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT (the “Agreement”), dated as of December 16, 2010 (the “Effective Date”), is made by and between Roquette Frères, S.A., a French société anonyme (“Roquette”) and Solazyme Roquette Nutritionals, LLC, a Delaware limited liability company (the “Company”). Roquette and the Company are each referred to herein as a “Party” and collectively as the “Parties.” For the purposes of Section 2.9, Article 5 and Section 6.3(e), Solazyme, Inc. (“Solazyme”) shall be considered a party to this Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Joint Venture and Operating Agreement dated as of November 3, 2010 (the “JVOA”) by and among the Parties and Solazyme.

WHEREAS, pursuant to the JVOA, Roquette has agreed to perform certain development and manufacturing activities with respect to the production needs of the Business and to supply Feedstock for such activities; and

WHEREAS, subject to the JVOA and the terms and conditions set forth herein, the Company desires that Roquette supply Feedstock and manufacture Products to and for the Company, and Roquette desires to supply such Feedstock and manufacture such Products to and for the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants of the Parties contained therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Agreement” shall have the meaning set forth in the preamble.

1.2 “Applicable Law” shall mean any applicable constitution, treaty, statue, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Government Authorities, including, without limitation, the FDA’s Medical Foods Compliance Program (CP 7321.002).

1.3 “Business Plan” shall have the meaning provided in the JVOA.

1.4 “Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2010 and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.5 [*]

1.6 “Certificate of Analysis” shall mean a certificate of analysis corresponding to the Specifications for the applicable Product, as mutually agreed between the Parties.

1.7 “Company” shall have the meaning set forth in the preamble.

1.8 “Co-Product” shall have the meaning provided in the JVOA.

1.9 “Confidential Information” shall mean any information or data that is of value to the Party disclosing such information, including (a) scientific or technical information of a Party; (b) information relative to the current or proposed business, sales and marketing plans of the Party disclosing such information and financial information related thereto; (c) drawings, designs, computer programs and software devices; (d) costs and pricing information; (e) identification of personnel or other possible resources for possible use in the business of the Party disclosing such information; (f) trade secrets; or (g) the terms (but not the existence) of this Agreement and the agreements contemplated hereby; provided, however, that the term “Confidential Information” shall not include any information that a Party can clearly prove by documentary evidence (i) is now or subsequently enters the public domain through means other than direct or indirect disclosure by any Party in violation of the terms of the Agreement, (ii) is already in the possession of the Party receiving such information free of any obligation of confidence to any other Person, (iii) is lawfully communicated to the Party receiving the information by another Person, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of the other Party, (iv) is independently developed by such Party without reference to or use of any Confidential Information of the other Party, or (v) both Parties agree in writing may be disclosed. For purposes of this definition, disclosures that are specific are not within any of the foregoing exceptions to Confidential Information treatment merely because they are embraced by more general disclosures in the public domain or in the possession of the recipient, and combinations of features are not within any of the foregoing exceptions merely because individual features are separately in the public domain or in the possession of the recipient, unless the combination itself and its principle of operation are in the public domain or in the possession of the recipient.

1.10 [*]

1.11 “Effective Date” shall have the meaning set forth in the preamble.

1.12 “Excluded Lists” shall mean the Department of Health and Human Services’ List of Excluded Individuals/Entities and the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.13 “Facility” shall mean any Manufacturing facility of Roquette used to produce Products under this Agreement, consisting of two parts: the fermentation portion of the facility (the “Fermentation Facility”), and the portion of the facility that processes the output of the Fermentation Facility (the “Downstream Processing Facility”).

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14 “Failure to Meet Business Plan” shall have the meaning set forth in Section 2.9(a).

1.15 “Failure to Supply Product” shall have the meaning set forth in Section 2.7(a).

1.16 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.17 “Feedstock” shall mean hydrol or hydrolysate.

1.18 “Feedstock Price” shall mean the price for the cost of the Feedstock as set forth in Exhibit A.

1.19 “FFDCA” shall have the meaning set forth in Section 2.6.

1.20 “Forecast” shall have the meaning set forth in Section 2.4(a).

1.21 “GMP” shall mean the current good manufacturing practices applicable from time to time to the Manufacturing of dietary supplements as set forth in the FFDCA and the regulations promulgated hereunder, including 21 C.F.R. 111, and comparable laws or regulations applicable to the manufacture and testing of food and beverages and dietary supplements materials under Applicable Law. For the purposes of this Agreement “GMP” shall also be deemed to include requirements for certification as kosher and halal.

1.22 “Government Authorities” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

1.23 “Indemnitee” shall have the meaning set forth in Section 7.3.

1.24 “Indemnitor” shall have the meaning set forth in Section 7.3.

1.25 “Initial Period” shall have the meaning set forth in Section 2.4(a).

1.26 “JVOA” shall have the meaning set forth in the preamble.

1.27 “Company Indemnified Parties” shall have the meaning set forth in Section 7.1.

1.28 “License Agreements” shall mean, collectively, the License Agreement entered into by and between Roquette and the Company of even date herewith (the “Roquette License Agreement”) and the License Agreement by and between Solazyme and the Company of even date herewith (the “Solazyme License Agreement”).

1.29 “Losses” shall have the meaning set forth in Section 7.1.

1.30 “Manufacture” and “Manufacturing” shall mean the manufacturing, processing, purifying, formulating, Packaging and Labeling, holding and quality control testing of a product.

1.31 “Manufacturing Development Activities” shall mean (a) those activities related to Manufacturing scale-up, design, qualification and validation, and quality assurance/quality control and those tests, studies and other activities required to be conducted in order to Manufacture the Products as provided herein; and (b) such other tests, studies and other activities with respect to Products as may be agreed to from time to time by the Parties.

1.32 “Material Breach” shall mean either (i) at least ten (10) Failures to Supply Product in any twelve (12) month period pursuant to Section 2.7(a) or (ii) at least [*] in outstanding payables due to Roquette that are past due.

1.33 “Materials” shall mean all ingredients, raw materials, components required for Packaging and Labeling (including those components specified in the Packaging and Labeling Instructions), and all other supplies of any kind used in connection with Manufacturing Products, including the Feedstock.

1.34 “Packaging and Labeling” shall mean the preparation of Units of Product in final finished packaged form ready for commercial sale in the Territory in accordance with the Packaging and Labeling Instructions.

1.35 “Packaging and Labeling Instructions” shall have the meaning set forth in Section 2.3.

1.36 “Party” and “Parties” shall have the meaning set forth in the preamble.

1.37 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.38 “Phase 1 Facility” shall mean the Facility described in Section 2.2(a).

1.39 “Phase 2 Facility” shall mean the Facility described in Section 2.2(b).

1.40 “Product” shall have the meaning provided in the JVOA.

1.41 “Purchase Order” shall mean a written purchase order in a form reasonably acceptable to Roquette that sets forth, with respect to the period covered thereby, (a) the quantities of Products to be delivered by Roquette, (b) the identity of the Person to whom Roquette is delivering the Products (i.e., the Company or the name of the Company’s designee), (c) the location to which Roquette is to deliver the Products, and (d) the required delivery dates therefor.

1.42 “Purchase Price” shall have the meaning set forth in Section 2.5(a).

1.43 “Regulatory Approval” shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in connection with the Manufacture, delivery or import/export of Products.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.44 “Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Manufacture, delivery or import/export of the Products in a country or region.

1.45 “Roquette” shall have the meaning set forth in the preamble.

1.46 “Roquette Indemnified Parties” shall have the meaning set forth in Section 7.2.

1.47 “Services Agreement” shall mean the Services Agreement entered into by and among the Parties and Solazyme of even date herewith.

1.48 “Solazyme” shall have the meaning set forth in the preamble.

1.49 “Specifications” shall mean the specifications for Products as initially mutually agreed upon, as the same may be amended from time-to-time in accordance with the terms hereof.

1.50 “Technologies and Processes” shall mean shall mean the technical and processing data, instruction, information and knowledge, concerning but not limited to the following: manufacturing instructions, analytical methods, quality control, safety, industrial hygiene, storage, transportation, and environmental protection and waste disposal that are required for the manufacturing and/or packaging and/or labeling and/or delivering of the Products as well as the information necessary to prepare appropriate and required Material Safety Data Sheets, all the foregoing as provided by the Company.

1.51 “Territory” shall mean the entire world.

1.52 “Term” shall have the meaning set forth in Section 6.1.

1.53 “Testing Laboratory” shall have the meaning set forth in Section 2.8(f).

1.54 “Unit” shall mean one metric ton (“MT”).

ARTICLE II.

MANUFACTURING

2.1 Manufacturing Obligations.

(a) Subject to the terms and conditions of this Agreement, Roquette agrees to Manufacture, package, label and store such quantities of Products as the Company may order from time to time pursuant to Section 2.4. Roquette agrees to ship such Products to the Company, or to such customers of the Company as shall be designated by the Company in the applicable Purchase Order. For the purposes of this Agreement such customers shall be referred to as the Company’s designees.

(b) Roquette shall Manufacture the Products in strict accordance with the Technologies and Processes to be subsequently agreed by Roquette and the Company. Once approved, Roquette shall not deviate from such instructions without the Company’s express prior written consent.

(c) Roquette shall be entitled to retain a copy of the Technologies and Processes solely for the purpose of Manufacturing the Products for the Company.

2.2 Roquette Production Phases. As described in the JVOA, the Parties contemplate that Roquette’s Manufacture of Products shall take place in phases with the following targeted capacity levels in two separate facilities:

(a) Phase 1 Facility - Pilot. Roquette shall produce and make available approximately three hundred (300) metric tons per annum of Products, to be Manufactured in its Facility located in Lestrem, France.

(b) Phase 2 Facility - Small Commercial. Roquette shall produce and make available approximately five thousand (5,000) metric tons per annum of Products, to be Manufactured in a Facility that Roquette shall construct in Keokuk, Iowa, or, as provided in the JVOA, such other location as the board of directors of the Company determines.

As provided in the JVOA, Phase 1 and Phase 2 shall commence as of the Effective Date and proceed simultaneously, with the acknowledgement that certain time will be needed to construct the production facilities and that the Phase 2 Facility may be developed modularly, that is to say in two or more steps.

2.3 Packaging and Labeling. In connection with the first Forecast delivered pursuant to Section 2.4, the Company shall provide to Roquette, in a form to be reasonably agreed by the Parties in advance, (a) any written, printed or graphic matter to be included upon the immediate container, outside container, wrapper or other packaging of Products, (b) any written, printed or graphic material to be included on or within the package from which a Product is to be dispensed, and (c) specifications for any materials to be used by Roquette to package and label Products, including references to specific stock keeping units for such materials (collectively, (a), (b) and (c), the “Packaging and Labeling Instructions”). The Company may modify the Packaging and Labeling Instructions from time to time upon written notice to Roquette.

2.4 Forecasting, Order and Delivery of Products.

(a) At least ninety (90) days prior to the anticipated commencement of Manufacturing of Products in the Phase 1 Facility, the Company shall deliver to Roquette a written good faith forecast of the quantities of Product that the Company expects to purchase from Roquette in each month of the period following the commencement of Manufacturing of Products in the Phase 1 Facility, and the first calendar quarter to occur following commencement (the “Initial Period”) and during each month of the three (3) calendar quarters following the Initial Period. Following delivery of the first forecast, at least ninety (90) days prior to the first day of each calendar quarter during the Term, the Company shall deliver to Roquette a written good faith forecast of the quantities of Product that the Company expects to purchase from

Roquette during each month of such calendar quarter and during each month of the following three (3) calendar quarters (each, including the initial forecast, a “Forecast”).

(b) At least thirty (30) days prior to the commencement of Manufacturing of Products in the Phase 1 Facility, the Company shall submit to Roquette a binding Purchase Order for Product to be delivered to the Company or its designee during each month of the Initial Period. Following the Initial Period, at least thirty (30) days prior to the first day of each calendar quarter during the Term, the Company shall submit to Roquette a binding Purchase Order for Product to be delivered to the Company or its designee during each month of such calendar quarter.

(c) Each Purchase Order shall be binding on both Roquette and the Company, unless Roquette shall have given written notification to the Company otherwise within seven (7) days of receipt of such Purchase Order. Roquette shall be entitled to reject a Purchase Order only if: (i) the Purchase Order exceeds the available capacity of the Facility at the relevant time (and then only to the extent the Purchase Order exceeds the capacity), (ii) the Purchase Order (together with outstanding Purchase Orders related to the relevant month) exceed the Forecast, and Roquette does not have ready access to sufficient Feedstock or other Manufacturing inputs (including the categories involved in calculating [*] to fulfill the Purchase Order (and then only to the extent the Purchase Order exceeds such Forecast and inputs) and/or (iii) Roquette is suffering a Force Majeure that effects the manufacturing Facility or the related supply chain. The Company shall be obligated to purchase, and Roquette shall be obligated to deliver by the delivery date set forth therein, such quantities of Product as are set forth in each Purchase Order that has not be rejected in accordance with the preceding sentence. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

(d) Roquette shall deliver the quantities of Product set forth in each Purchase Order to the loading dock of the designated delivery address by the required delivery date set forth in such Purchase Order or on such other delivery terms as the Company and Roquette shall agree upon. All Products shall be labeled in accordance with Applicable Law and the Packaging and Labeling Instructions provided by the Company and packed for shipping in accordance with packing instructions provided by the Company. Title to and risk of loss of Product shall pass to the Company, or its designee, at the time of delivery. Each delivery of Product shall be accompanied by a Certificate of Analysis.

(e) If the Company requests changes to any Purchase Order after receipt thereof by Roquette, Roquette shall use commercially reasonable efforts to comply with such changes but shall not be liable for its inability to do so.

(f) A delivery note shall in all cases be issued by Roquette on delivery and Roquette shall cause such delivery notes to be signed by the receiving customer(s) and provide a copy of each such delivery note to the Company. The form of the delivery note shall contain at least the following information: identification of the Product(s) delivered, quantity of each, and the date, time and address of delivery.

2.5 Price and Payment

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) The purchase price per Unit (the “Purchase Price”) for all Products delivered under Phase 1 shall be the [*] as set forth in Exhibit A [*].

(b) The Purchase Price for all Products delivered under Phase 2 shall be the sum of the [*], both as set forth in Exhibit A [*].

(c) The Purchase Price of all Feedstock in Phase 1 and Phase 2 shall be [*] as set forth in Exhibit A.

(d) No later than thirty (30) days prior to the commencement of Manufacturing in the Phase 1 Facility, Roquette shall provide to the Company a non-binding estimate of the [*] for the remainder of the Calendar Year, based on the Forecast production volumes provided by the Company. No later than thirty (30) days prior to the beginning of each subsequent Calendar Year during the Term, Roquette shall provide to the Company a non-binding estimate of the [*] for the subsequent Calendar Year, based on the Forecast production volumes provided by the Company.

(e) Roquette shall invoice the Company for Product upon delivery in accordance herewith. Payment terms shall be thirty (30) days after receipt by the Company of the invoice thereto.

(f) Payment of invoices shall be made by electronic transfer in Euros for Phase 1 and United States Dollars for Phase 2.

(g) Roquette shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any costs and expenses incurred by it or its Affiliates in connection with the Manufacture of Products, in conformity with GAAP. Roquette shall retain such books, records and accounts until the later of (a) three (3) years after the end of the Calendar Year to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. The Company shall have the right to review and audit such books, records and accounts in accordance with Section 2.5(h).

(h) Upon the written request of the Company and not more than once in each Calendar Year, Roquette shall permit an independent certified public accounting firm of internationally recognized standing jointly selected by the Company and Roquette, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Roquette as may be reasonably necessary to verify the accuracy of the calculation of the [*] hereunder, for any Calendar Year ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to Roquette and the Company only whether the financial statements and any related invoices are correct or incorrect and the specific details concerning any discrepancies. If such accounting firm concludes that the Company has overpaid Roquette during such period, Roquette shall reimburse the Company for the difference between the amount actually owed had the [*] been calculated correctly, as determined by the accounting firm, and the amount actually paid by the Company within thirty

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(30) days after the date on which such accounting firm’s written report is delivered to Roquette. If such accounting firm concludes that the Company has underpaid Roquette during such period, the Company shall pay such difference to Roquette within thirty (30) days after the date of delivery of such report. If, and only if, the amount of the overpayment accepted by Roquette is greater than [*] of the total actual amount owed as determined by the accounting firm, Roquette shall bear all costs related to such audit. In all other circumstances, the Company shall bear the cost of such audit.

(i) The Company shall treat all information disclosed to it pursuant to Section 2.5(h) in accordance with the confidentiality provisions of Article 5 and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Roquette obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

2.6 Warranty. Roquette warrants that, at the time of delivery of all Products to the Company or its designee hereunder: (a) such Products shall be in conformity with the Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.4(d); (b) such Products shall have been Manufactured in conformance with GMP, all other Applicable Law, and this Agreement; (c) title to such Products shall pass to the Company, or its designee, free and clear of any security interest, lien or other encumbrance; (d) such Products shall have been Manufactured in facilities that are in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) such Products shall not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”), and similar provisions of the laws of other countries in the Territory; and (f) such Products may be introduced into interstate commerce pursuant to the FFDCA.

2.7 Failure to Supply Product.

(a) A “Failure to Supply Product” shall mean a failure or inability by Roquette to deliver the full quantity of Products specified in a Purchase Order within five (5) Business Days after the required delivery date specified therein and in conformity with the warranty set forth in Section 2.6. Such an event, however, shall not be deemed to be a Failure to Supply Product if either: (i) the failure was due to a demonstrable problem with the Technologies and Processes in the Phase 1 Facility; or (ii) the failure was due to an event of Force Majeure.

(b) In the event of a Failure to Supply Product, the Company, at its option, may (i) cancel all or any portion of such Purchase Order, in which event the Company shall have no liability with respect to the portion of such Purchase Order so cancelled or (ii) accept late delivery of all or any portion of Products specified in such Purchase Order. In all cases, the Company will make reasonable efforts to accept delivery of Product shipments, and shall take reasonable steps to require its designees to make reasonable efforts to accept delivery of Product shipments; provided, however, that the Company and its designees shall retain the right to reject that portion of the shipment that does not conform to the Specifications relating to such Product.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) If there should be [*] events of Failure to Supply Product during a Calendar Year, then the Board of the Company shall at its discretion call a meeting with Roquette to determine how to improve Roquette’s performance under this Agreement.

(d) The rights and remedies provided in this Section 2.7 shall be cumulative and in addition to any other rights or remedies that may be available to the Company.

2.8 Rejection of Product

(a) In all cases, the Company will make reasonable efforts to accept delivery of Product shipments, and shall take reasonable steps to require its designees to make reasonable efforts to accept delivery of Product shipments; provided, however, that the Company and its designees shall retain the right to reject that portion of the shipment that does not conform to the Specifications relating to such Product.

(b) Upon arrival or delivery of any Products at its destination, should the Company or its designee, upon customary inspection, identify any Product supplied by Roquette that does not conform to the warranty set forth in Section 2.6, the Company shall give Roquette notice thereof. The Company shall have ten (10) days after delivery (twenty (20) days if the delivery is made to a Company designee) to make such notification to Roquette. The Company shall have the right to reject Product that has no observable defect at the time of delivery, but is subsequently found to not meet the Specifications for the Product, for up to sixty (60) days after the delivery of the Product by Roquette.

(c) Upon Roquette’s subsequent instruction, the Company, or its designee, shall return a sample of the rejected Products. Such returned sample of Products shall be returned in the same condition as at the time of inspection to the maximum extent, with transportation charges prepaid, and must be received within thirty (30) days of the notice of rejection provided in accordance with Section 2.8(b). A service charge of [*] will be paid by the Company to cover handling and inspection on return of any goods.

(d) Roquette’s Quality Department shall undertake appropriate evaluation of the returned Products and shall notify the Company whether it has confirmed such nonconformity within thirty (30) days after receipt of the Products from the Company or its designee.

(e) If non-conformity is confirmed by Roquette, then Section 2.8(h) shall apply.

(f) If Roquette notifies the Company that it has not confirmed such nonconformity, the Company shall have the right but not the obligation, at its own initial expense, to submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Roquette if the testing confirms the nonconformity and otherwise by the Company. If the Testing Laboratory or

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Roquette confirms that any quantity of Product does not conform to the warranty set forth in Section 2.6, Roquette shall fulfill the obligations specified in Section 2.8(h)

(g) Non-conformity shall only be confirmed, either by Roquette or the Testing Laboratory, if it was not caused by the Company’s (or another purchaser’s) misuse, unauthorized modifications, improper testing or improper storage, or any other form of demonstrable neglect.

(h) If non-conformity of the samples of the rejected Product is confirmed by either Roquette or the Testing Laboratory, at the option of the Company, the Company or its designee shall return to Roquette the remaining quantities of the nonconforming Product. Such nonconforming Products shall be returned in the same condition as at the time of the Company’s inspection pursuant to Section 2.8(b) to the maximum extent, with transportation charges prepaid, and must be received within thirty (30) days of the notice to the Company of the confirmation of non-conformity by either Roquette or the Testing Laboratory. Roquette shall, at the Company’s option, promptly (i) supply the Company (or if requested by the Company, its designee) with a conforming quantity of Product at Roquette’s expense or (ii) reimburse the Company for the Purchase Price paid by the Company with respect to such nonconforming Product if already paid. In addition, Roquette promptly shall reimburse the Company for transportation and service charges incurred (including without limitation the handling and inspection charge provided in Section 2.8(c)).

(i) Roquette immediately shall notify the Company if at any time it discovers that any Product delivered hereunder does not conform to the warranty set forth in Section 2.6.

2.9 Failure to Meet Business Plan

(a) A “Failure to Meet Business Plan” shall mean, in Phase 2 only, that the aggregate volume of Product purchased by the Company during any given Calendar Year is less than [*] of the volume forecast for that Calendar Year, as stated in the then current Business Plan.

(b) In the event of a Failure to Meet Business Plan, the Company and Roquette and Solazyme shall first meet within thirty (30) days of the written notification of such failure by Roquette to the Company, to discuss measures that may be taken to rectify it. These measures may include, but are not be limited to: (i) increased sales by the Company to bring future purchases into better alignment with the Business Plan; (ii) modification of future capacity of the Facility to bring it into better alignment with a revised forecast for purchases; or (iii) additional loading of the Facility with products other than the Products. A combination of such measures shall be possible. If the Company and Roquette and Solazyme shall agree on and be satisfied by such measures, no further action shall be required against the given Failure to Meet Business Plan.

(c) If the Company and Roquette and Solazyme are unable to agree upon measures under Section 2.9(b), then the Company shall escalate the dispute to the Party’s respective Chief Executive Officers for resolution.

2.10 Amendment of Specifications.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) The Parties shall mutually agree in writing to any changes to the Specification or the Manufacturing process for Products; provided, however, that either Party may amend the Specifications or the Manufacturing process for Products unilaterally and in its sole discretion for the purpose of complying with any Regulatory Approval, GMP, or other Applicable Law. Such Party promptly shall provide the other Party with appropriate documentation relating to any such changes to the Specifications or Manufacturing process.

(b) The impact of any such amendment on the [*], as set forth in Exhibit A, and whether upwards or downwards, shall be immediately reflected in the Purchase Price.

(c) The Company shall reimburse Roquette for reasonable costs that are actually incurred by Roquette in connection with any agreed amendment of the Specifications or the Manufacturing process for Products, including reasonable costs of capital equipment and process upgrades, and obsolescence of Materials, goods-in-process, and finished goods not suitable for use in the business or operations of Roquette or any of its Affiliates.

2.11 Ownership of Co-Products. The Company shall own all rights to all and any Co-Products resulting from the manufacture of Products hereunder upon payment for such Products pursuant to Section 2.5(e).

ARTICLE III.

QUALITY CONTROL TESTING, INSPECTIONS AND REGULATORY

CO-OPERATION

3.1 Quality Assurance Procedures. Roquette agrees to implement in connection with the Manufacturing of Products, as required by GMP or the FDA, quality assurance and quality control procedures, including validation protocols, if any, process change procedures, and methods of statistical analysis for process control and cleaning validation. Associated costs shall be included in the [*].

3.2 Testing Requirements. Roquette shall be responsible for compliance with all Product testing and other testing requirements set forth in the Specifications and Applicable Law. Roquette agrees to implement and maintain such processing control procedures as the Parties shall mutually agree, including the assignment of identification numbers to each batch and the maintenance of production records, quality control records, batch records and related information. Associated costs shall be included in the [*].

3.3 Regulatory Cooperation of Roquette. Roquette shall provide to the Company such assistance and information as the Company may require with respect to obtaining and maintaining any and all Regulatory Approvals (other than any Regulatory Approvals to be obtained and maintained by Roquette in order to comply with Section 2.6), including by:

(a) making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning Products; and

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) disclosing and making available to the Company, in whatever form the Company may reasonably request, all Manufacturing and quality control data, and other information related to Products and the Manufacturing process therefor as is required to prepare, file, obtain and maintain any Regulatory Approval.

The Company shall reimburse Roquette for all reasonable out-of-pocket costs and expenses incurred by Roquette in providing such assistance within thirty (30) days after receipt of an invoice therefor and reasonable documentation evidencing such costs and expenses from Roquette.

3.4 Inspection by the Company. Roquette agrees that the Company and its agents shall have the right from time to time, but no more than once per calendar quarter, upon reasonable prior notice to Roquette and within normal business hours, to inspect each Facility in connection with the Manufacturing of Products, including inspection of (a) the Materials used in the Manufacture of Products, (b) the holding facilities for such Materials, (c) the equipment used in the Manufacture of Products, and (d) all records relating to such Manufacturing and the Facility, to the extent they relate to Products. Following such audit, the Company shall discuss its observations and conclusions with Roquette and Roquette shall implement such corrective actions as may be reasonably determined by the Company and agreed to by Roquette within sixty (60) days after notification thereof by the Company, or such other reasonable time as may be needed and agreed by the Company and Roquette.

3.5 Inspection by Company Customers or Potential Customers. Customers or potential customers of the Company shall from time to time have the right to inspect the Facility, at reasonable times and upon reasonable prior written notice by the Company to Roquette, with the inspection subject in every instance to such Person observing the terms of such confidentiality agreements and other restrictions as Roquette generally imposes on such inspections in order to protect the confidential and proprietary nature of its business information.

3.6 Notification of Regulatory Inspections; Communications. Roquette shall notify the Company by telephone within three (3) Business Days, and in writing within five (5) Business Days, if any Regulatory Authority (a) contacts Roquette, any of its scientific staff or any other person performing Manufacturing Development Activities on Roquette’s behalf, with respect to such Manufacturing Development Activities, (b) conducts, or gives notice of its intent to conduct any visit or inspection of the Facility or (c) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate research practices (including the issuance of a “Notice of Inspectional Observations,” “Warning Letter” or the equivalent) with respect to any activity of Roquette, any of its scientific staff or any other person performing Manufacturing Development Activities or Manufacturing activities on Roquette’s behalf, whether or not in connection with the services provided under this Agreement. Roquette shall permit the Company and its agents to be present and participate in any such visit or inspection that relates to the services provided under this Agreement. Roquette shall provide to the Company a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, and any written communications received from such Regulatory Authority relating to Products or any equipment or Manufacturing process used in connection with the Manufacturing Development

Activities or the Manufacture of Products, within three (3) Business Days after receipt thereof, and shall consult with the Company concerning the response of Roquette to each such communication. Roquette shall provide the Company with a copy of all draft responses for comment as soon as possible and all final responses for review and approval by the Company, which shall not be unreasonably withheld or delayed, within five (5) Business Days prior to submission thereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and shall not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or limited partnership agreement of such Party and (ii) do not and shall not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

4.2 Additional Warranties of Roquette. Roquette represents, warrants and covenants to the Company that:

(a)(i) neither Roquette nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or any similar law in any country in the Territory or listed on either Excluded List, and (ii) neither Roquette nor any of its Affiliates shall use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or any similar law in any country in the Territory, or who is the subject of a conviction described in such section or any similar law in any country in the Territory, or listed on either Excluded List. Roquette shall inform the Company in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or any similar law in any country in the Territory or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Roquette’s knowledge, is threatened, relating to the debarment or conviction Section 306 of the FFDCA or any similar law in any country in the Territory, or listing on either Excluded List, of Roquette or any Person performing services hereunder; and

(b) the Manufacture and supply of Products by Roquette in accordance with the terms hereof, and the Exploitation by the Company, its Affiliates and licensees of Products in each case shall not infringe, misappropriate or otherwise violate the patent, trademark or other intellectual property rights of any Person.

(c) Roquette has implemented such policies and procedures as are necessary to ensure proper vesting with Roquette of intellectual property generated by Roquette’s employees, and Roquette shall disclose such policies or procedures to the Company upon request. In addition, Roquette represents and warrants that any individual conducting activities for Roquette in connection with this Agreement, who is not an employee of Roquette, has entered or shall enter into an agreement with Roquette that requires the assignment to Roquette, or as it may direct, of intellectual property generated by such individual in the course of such activities.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V.

CONFIDENTIALITY

5.1 Confidential Information.

(a) The confidentiality provisions set forth in Article 17 of the JVOA shall expressly govern with respect to any Confidential Information disclosed under or pursuant to this Agreement. Each Party agrees that all items of another Party’s Confidential Information disclosed hereunder are proprietary to, and shall remain the sole property of, such Party.

(b) Notwithstanding anything to the contrary in this Article 5, a Party may disclose the Confidential Information belonging to another Party to the extent such disclosure is reasonably necessary in the following instances:

(i) Regulatory filings relating to the Manufacture of Products; provided, however, that the Party making such disclosure shall (i) immediately notify the other Parties and, if possible, give such other Parties the opportunity to challenge or seek to limit such request, (ii) use its best efforts to limit the fact and scope of such disclosure, and (iii) in any event, make such disclosure only to the extent so required.

(ii) Disclosure, in connection with the performance of this Agreement, to Affiliates, employees, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 5.

(c) Each Party agrees that it shall not disclose the terms of this Agreement without the prior written consent of the other Parties, except (i) to such Party’s attorneys, advisors, investors, and accountants on a need-to-know basis pursuant to a confidentiality obligation with terms at least as stringent as those set forth in this Article 5, (ii) to the extent required by Applicable Law, including as may be required in connection with any filings made with, or by the requirements of the Securities and Exchange Commission or any national securities exchange, (iii) in connection with the enforcement of this Agreement or rights under this Agreement, (iv) in connection with a merger, acquisition, financing transaction or proposed merger, acquisition or financing transaction, or the like on a need to know basis pursuant to confidentiality and non-use obligations at least equivalent in scope to those set forth in this Article 5.

(d) After termination or expiration of this Agreement, each Party shall return or destroy within ten (10) days all originals and copies thereof of any Confidential Information received from the other Parties which has been fixed in any tangible means of expression, and shall certify the return or destruction thereof in writing with a signed certificate from a senior office of such Party; except that each Party may retain one (1) archival copy solely for its records.

5.2 Use of Names. Except as otherwise permitted by the Roquette License Agreement, neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.2 shall not prohibit either Party from making any disclosure identifying the other Parties that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

ARTICLE VI.

TERM AND TERMINATION

6.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall expire three (3) years from the date of first production at the Phase 1 Facility; provided, however, that the Parties may agree in writing not less than ninety (90) days prior to the end of the then-current term to extend the expiration date for successive one-year periods (the “Term”).

6.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

(a) by any Party, immediately upon written notice if another Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or

(b) by any Party, immediately upon written notice in the event of any Material Breach, as so defined herein, which breach has not been cured by the defaulting Party within thirty (30) days after receiving written notice thereof from the nonbreaching Party.

6.3 Effect of Termination.

(a) The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Articles 1 (to the extent they are necessary to interpret surviving provisions), 5, 7 and 8, as well as Sections 2.5(g), 2.5(h), 2.5(i), 2.11 and this Section 6.3, shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Termination of this Agreement shall not be possible without advance notice of at least ninety (90) days from the terminating Party to the other Party.

(c) Upon expiration or termination of this Agreement, each Party, at the request of the other, shall return or certify the destruction of all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except one copy that may be retained solely for archival purposes.

(d) Upon termination of this Agreement for any reason, and unless otherwise agreed by Roquette and the Company, (i) Purchase Orders placed more than ninety (90) days’ before the date of termination shall be honored and fulfilled by both Parties; (ii) no other Purchase Orders shall be placed or accepted.

(e) Notwithstanding any of the foregoing, in the event of a dissolution of the Company triggered by Solazyme for a Material Breach by Roquette pursuant to Section 20.1(iv) of the JVOA, Solazyme shall have the right to elect, in its sole discretion, for the rights of the Company under this Agreement to be assigned to Solazyme for a transitional period of two (2) years from and after the date of termination; provided, however, that after such assignment, Solazyme shall have the right to terminate this Agreement upon sixty (60) days notice to Roquette.

ARTICLE VII.

INDEMNIFICATION; INSURANCE

7.1 Roquette Indemnification. Roquette shall indemnify the Company and its directors, officers, employees and agents (the “Company Indemnified Parties”), and defend and hold each of them harmless, from and against any and all claims, lawsuits, losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of (i) the breach by Roquette of this Agreement or (ii) any gross negligence or willful misconduct on the part of Roquette in performing its obligations under this Agreement, except in each case for those Losses for which the Company has an obligation to indemnify the Roquette Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

7.2 Company Indemnification. The Company shall indemnify Roquette and their respective directors, officers, employees and agents (the “Roquette Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with, arising from or occurring as a result of (i) the breach by the Company of this Agreement or (ii) any gross negligence or willful misconduct on the part of the Company in performing its obligations under this Agreement, except in each case for those Losses for which Roquette has an obligation to indemnify the Company Indemnified Parties pursuant to Section 7.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

7.3 Indemnification Procedure. If a Party intends to claim indemnification under Section 7.1 or Section 7.2, such Party (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim for indemnification, and, except as otherwise expressly provided in this Agreement, the Indemnitor shall have control of the defense and/or settlement thereof using counsel reasonably acceptable to the Indemnitee. However, if the Indemnitee believes (based on the advice of outside counsel) that due to potential conflicts of interest between the Indemnitee and the Indemnitor, representation of the Indemnitee by the Indemnitor’s counsel would be inappropriate, the Indemnitee may select separate counsel and the Indemnitor shall be responsible for the costs of such representation of the Indemnitee. Under all other circumstances, the Indemnitee may, in its sole discretion, participate in any such proceeding with separate counsel of its choice, at its own expense. The foregoing indemnity obligation shall not apply to amounts paid by the Indemnitee in settlement of any claim if such settlement is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be withheld unreasonably. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall provide reasonable cooperation to the Indemnitor and its legal representatives in the investigation of and preparation for the defense against any action, claim or liability covered by this indemnification. The Indemnitor shall not enter into any settlement or consent to an adverse judgment in any such claim, demand, action or other proceeding that admits any wrongdoing on the part of the Indemnitee or its officers, directors, employees and agents, or that imposes additional obligations (financial or otherwise) on the Indemnitee, without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed

7.4 Insurance. Each Party shall have and maintain such type and amounts of liability insurance as is normal and customary in the food and beverage and dietary supplement industry generally for Persons similarly situated.

7.5 Limitation on Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY WITH RESPECT TO (A) INDEMNIFICATION OBLIGATIONS OF A PARTY ARISING UNDER SECTIONS 7.1 OR 7.2, OR (B) ANY BREACH OF SECTION 5.1.

ARTICLE VIII.

MISCELLANEOUS

8.1 Notices.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) five (5) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to Roquette, to:

Roquette Frères, S.A.

62080 LESTREM CEDEX

FRANCE

Attention: Département Juridique

Telephone: +33 3 2163 3600

Facsimile: +33 3 2163 9459

or to such other address as Roquette may designate in a written notice to the other Parties;

if to Solazyme to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: (650) 780-4777

Facsimile:    (650) 989-6700

or to such other address as Solazyme may designate in a written notice to the other Parties; and

if to the Company, to:

Solazyme Roquette Nutritionals, LLC

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Manager

Telephone: (650) 780-4777

Facsimile:    (650) 989-6700

or to such other address as the Company may designate in a written notice to the other Parties.

8.2 Force Majeure. No Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Parties have the right to terminate this Agreement, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, or omissions or delays in acting by any governmental authority; provided, however, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Parties stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform.

8.3 Ownership of Intellectual Property. Section 3.1(b) of the Roquette License Agreement is hereby incorporated by reference.

8.4 Entire Agreement. This Agreement is being executed in conjunction with the JVOA, the Services Agreement and the License Agreements, which, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of and the transactions contemplated by this Agreement. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that (i) in the event that any term of this Agreement related to intellectual property conflicts with the terms of the Roquette License Agreement, the terms set forth in the Roquette License Agreement shall control and (ii) in the event that any term of this Agreement that is not related to intellectual property conflicts with the terms of the JVOA, the terms set forth in the JVOA shall control.

8.5 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.6 Successors and Assigns. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and, subject to the provisions of Section 8.9, their permitted assigns.

8.7 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved pursuant to the following:

(i) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives. If the executives are unable to reach a mutually acceptable resolution within thirty (30) days after one Party gives the other Party or Parties written notice of a dispute, then both Parties shall submit to arbitration in accordance with Section 8.7(b)(ii) to resolve the dispute.

(ii) Any dispute relating to this Agreement that cannot be resolved pursuant to Section 8.7(b)(i) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the Center for Public Resources in New York. The arbitration shall consist of a single arbitrator mutually agreed by the Parties, or, in the absence of such agreement, the arbitration shall consist of a panel of three (3) arbitrators who shall arbitrate the dispute, one to be selected by Roquette, one to be selected by the Company, and the third to be selected by mutual agreement of the first two (2) arbitrators so selected. Any arbitration shall take place in San Francisco, California, and any arbitration proceeding shall be conducted in English. Within fifteen (15) days after the conclusion of the arbitration hearing, the arbitrators shall issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. Except to the extent imposed or required by Applicable Law, the arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium or to award punitive damages. The arbitrations shall not be authorized to reform, modify or materially amend this Agreement or any other agreements contemplated hereby. The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief which they determine to be just or equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrator shall be final and binding and may be enforced by any court having jurisdiction. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each Party retains the right to seek judicial assistance (A) to compel arbitration; (B) to obtain interim measures of protection pending or during arbitration; and (C) to enforce any decision of the arbitrator, including the final award.

(iii) Each Party hereby acknowledges and agrees that the services to be furnished by it hereunder and the rights granted to it hereunder are of a special, unique, extraordinary, and intellectual character which gives them a special value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law, and the breach by any Party of the provisions herein shall cause the other Party or Parties irreparable injury and damage. Notwithstanding the provisions of Section 8.7(b), each Party shall be entitled as a matter of right to injunctive and other equitable relief to prevent the violation of this Agreement by the other Party or Parties, in addition to any other rights or remedies which such Party may have pursuant to this Agreement or under Applicable Law.

8.8 Export Control. This Agreement is made subject to any restrictions concerning the export of Products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any Product using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.9 Assignment. No Party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Parties hereto; provided, however, that a Party may assign its rights and delegate its obligations hereunder without such consent (a) to an Affiliate of such Party if the assigning Party agrees in writing to guarantee and remain ultimately responsible for the performance by such Affiliate of its obligations hereunder, and (b) to an entity that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement relates, whether by merger, reorganization, acquisition, sale or otherwise, provided such acquiring Person agrees in writing to assume the obligations of such Party hereunder and be bound by the terms hereof; and further provided, that the Company shall have such right of assignment as is provided in Section 6.3(e).

8.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.11 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person or circumstance shall be held invalid, the remainder of this

Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstance, other than those as to which it is held invalid, shall not be affected thereby. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

8.12 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

8.13 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit” or “clause” refer to the specified Article, Section, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

8.14 Remedies. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which any Party would otherwise have at law, in equity, by statute or otherwise.

8.15 Counterparts; Facsimile/PDF Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each Party hereto shall receive by facsimile transmission or PDF a duplicate original of the Agreement executed by each Party, and each Party agrees that the delivery of the Agreement by facsimile transmission or PDF shall be deemed to be an original of the Agreement so transmitted.

8.16 No Benefit to Third Parties. The agreements, covenants and representations contained herein are for the benefit of the Parties hereto and are not for the benefit of any third Person; provided, however, that Solazyme shall be considered a third party beneficiary under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Manufacturing Agreement on the day and year first above written.

SOLAZYME ROQUETTE NUTRITIONALS, LLC		ROQUETTE FRÈRES, S.A.

By:	/s/ Tyler Painter	By:	/s/ Guy Talbourdet
	Name: Tyler Painter		Name: Guy Talbourdet
	Title: Treasurer		Title: Chief Executive Officer

Solely for the purposes of Section 2.9, Article 5 and Section 6.3(e):

SOLAZYME, INC.

By:	/s/ Paul Quinlan
Name: Paul Quinlan
Title: General Counsel

Exhibit A

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.